Exhibit (a)(5)(B)

One Corporate Center Rye, NY 10580-1422 t: 203.629.9595 Associated-Capital-Group.com
For Immediate Release:	Contact:	Douglas R. Jamieson President & CEO (203) 629-2726 Associated-Capital-Group.com

Associated Capital Group, Inc. Announces Results of Exchange Offer

Rye, New York, October 30, 2018 – Associated Capital Group, Inc. (NYSE: AC), (the “Company”), today released the preliminary results of the previously announced exchange offer by the Company with respect to its Class A shares.

The exchange offer expired at 5:00 p.m., New York City time, on October 29, 2018 (the “Expiration Date”).

Computershare Trust Company, N.A., the exchange agent, advised the Company that as of the Expiration Date approximately 293,943 shares were validly tendered and not withdrawn, and an additional 96,475 shares were delivered through Notices of Guaranteed Delivery, representing approximately 7.51% and 2.47% of the Class A shares outstanding, respectively.

The conditions to the tender offer have been satisfied and the Company has accepted for exchange all shares of Class A common stock validly tendered and not withdrawn at or prior to the Expiration Date. For each share of Class A common stock accepted in the exchange offer, tendering shareholders will receive 1.9 shares of GAMCO Investors, Inc. (“GAMCO”) Class A common stock, together with cash in lieu of any fractional share of GAMCO Class A common stock. The Company will promptly deliver shares of GAMCO Class A common stock in payment for the tendered shares of its Class A common stock.

Important Notices and Additional Information

In connection with the transaction, GAMCO has filed with the SEC a registration statement on Form S-4 containing a prospectus and the Company has filed with the SEC a Schedule TO, in each case as amended, which more fully describe the terms and conditions of the exchange offer. The registration statement on Form S-4 was declared effective by the SEC on October 12, 2018. Investors and security holders may obtain a free copy of the prospectus and other documents filed by GAMCO and the Company with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of these documents and each of the companies’ other filings with the SEC may also be obtained, as applicable, from the Company at http://www.associated-capital-group.com or GAMCO at http://www.gabelli.com.

About Associated Capital Group, Inc.

AC operates as a diversified financial services business providing asset management emphasizing event-driven value and merger arbitrage-oriented alternative investment portfolios for institutions and high net worth investors; institutional research services; and broker-dealer and underwriting services. AC also derives investment income/(loss) from proprietary trading of assets awaiting deployment in its operating businesses.

Forward-looking statements

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in the prospectus/offer to exchange and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.